Filed Pursuant to Rule 433
                                            Registration File No.: 333-130789-05

Subject: CMBS New Issue: BSCMS 2007-TOP26 ** PRE-PRICING FWP **



** BSCMS 2007-TOP26 ** $2.1Bn Fixed Rate CMBS
Co-Lead Bookrunning Managers: Bear Stearns, Morgan Stanley
Rating Agencies: S&P, Fitch, DBRS






*** PRE-PRICING FREE WRITING PROSPECTUS IS ATTACHED ***







STATEMENT REGARDING FREE WRITING PROSPECTUS


The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus you request it by calling toll free 1-866-803-9204.


This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.


The Information in this free writing prospectus is preliminary and is subject to completion or change.


The Information in this free writing prospectus supersedes information contained in any prior similar free writing prospectus relating to these securities prior to the time of your commitment to purchase.


This free writing prospectus is not an offer to sell or solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.


IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS


Any legends, disclaimers or other notices that may appear at the bottom of, or attached to, this communication relating to:


(1) these materials not constituting an offer (or a solicitation of an offer),


(2) no representation that these materials are accurate or complete and may not be updated, or


(3) these materials possibly being confidential,


are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.


------------------------------------------------------------------------
For informational purposes only; not Bear Stearns (BSC) research product; not a recommendation, offer or solicitation of any security. BSC may have underwritten, have positions, effect trades or make markets in the securities. Data is as of this date; no obligation to update. Data from sources believed reliable; accuracy not guaranteed and subject to change without notice. Securities may not be suitable for all; contact your BSC rep for further info. Trade recaps for your information at your request; not a confirmation. Discrepancies governed by the confirmation. BSC not responsible for your use of this information. BSC a member of the NYSE. NASD and SIPC. Copyright Bear, Stearns & Co. Inc.

***********************************************************************
Bear Stearns is not responsible for any recommendation, solicitation, offer or agreement or any information about any transaction, customer account or account activity contained in this communication.
***********************************************************************


------------------------------------------------------------------------

For informational purposes only; not Bear Stearns (BSC) research product; not a recommendation, offer or solicitation of any security. BSC may have underwritten, have positions, effect trades or make markets in the securities. Data is as of this date; no obligation to update. Data from sources believed reliable; accuracy not guaranteed and subject to change without notice. Securities may not be suitable for all; contact your BSC rep for further info. Trade recaps for your information at your request; not a confirmation. Discrepancies governed by the confirmation. BSC not responsible for your use of this information. BSC a member of the NYSE. NASD and SIPC. Copyright Bear, Stearns & Co. Inc.


***********************************************************************
Bear Stearns is not responsible for any recommendation, solicitation, offer or agreement or any information about any transaction, customer account or account activity contained in this communication.
***********************************************************************


-------------------------------------------------------------------------------
For informational purposes only; not Bear Stearns (BSC) research product; not a recommendation, offer or solicitation of any security. BSC may have underwritten, have positions, effect trades or make markets in the securities. Data is as of this date; no obligation to update. Data from sources believed reliable; accuracy not guaranteed and subject to change without notice. Securities may not be suitable for all; contact your BSC rep for further info. Trade recaps for your information at your request; not a confirmation. Discrepancies governed by the confirmation. BSC not responsible for your use of this information. BSC a member of the NYSE. NASD and SIPC. Copyright Bear, Stearns & Co. Inc.

ISSUER FREE WRITING PROSPECTUS
Filed Pursuant to Rule 433
Registration Statement No. 333-130789
April 4, 2007

                STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

      The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-866-803-9204.

      This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.

                             ______________________
                          $1,908,566,000 (Approximate)
          Bear Stearns Commercial Mortgage Securities Trust 2007-TOP26
                                as Issuing Entity
                Bear Stearns Commercial Mortgage Securities Inc.
                                  as Depositor
                     Bear Stearns Commercial Mortgage, Inc.
                      Morgan Stanley Mortgage Capital Inc.
                      Principal Commercial Funding II, LLC
                     Wells Fargo Bank, National Association
                      as Sponsors and Mortgage Loan Sellers


        COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2007-TOP26

      This free writing prospectus relates to Bear Stearns Commercial Mortgage Securities Inc.'s offering of selected classes of its Series 2007-TOP26 Commercial Mortgage Pass-Through Certificates and clarifies, updates or adds the following information as it relates to the Free Writing Prospectus, dated March 22, 2007, to accompany Prospectus dated September 13, 2006:

      o The mortgage loan information has been updated to reflect the fact that twenty (20) groups of mortgage loans were made to the same borrower or to borrowers that are affiliated with one another through partial or complete direct or indirect common ownership (which include eighteen (18) groups of mortgage loans in loan group 1, representing 40.0% of the initial loan group 1 balance and two
            (2) groups of mortgage loans in loan group 2, representing 7.8% of the initial loan group 2 balance). Of these twenty (20) groups, the three (3) largest groups represent 8.5%, 7.3% and 6.2%, respectively, of the initial outstanding pool balance. See Appendix II attached to the Free Writing Prospectus. The related borrower concentrations of the three (3) largest groups in loan group 1 represent 9.1%, 7.9% and 6.7%, respectively, of the initial outstanding loan group 1 balance; the two (2) groups in loan group 2 represent 5.8% and 2.0%, respectively, of the initial outstanding loan group 2 balance;

      o The mortgage loan information has been updated to clarify that in the case of four (4) mortgaged properties, securing mortgage loans representing 9.0% of the initial pool balance (and representing 9.7% of the initial loan group 1 balance), the related mortgage loans have the benefit of a stand-alone secured creditor impaired property policy or pollution legal liability policy which will be assigned to the trust and which covers selected environmental matters with respect to the related properties; and

      o The mortgage loan information has been updated to reflect that an appraisal certified by the applicable appraiser to be in compliance with FIRREA was conducted in respect of each mortgaged property in connection with the origination or securitization of the related mortgage loan.